Exhibit 15.1
Board of Directors and Shareholders
Park-Ohio Holdings Corp.
We are aware of the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-161475) of Park-Ohio Holdings Corp. for the registration of $100 million shares of its common stock or debt securities of our reports dated May 8, 2009, August 10, 2009 and November 9, 2009, relating to the unaudited condensed consolidated interim financial statements of Park-Ohio Holdings Corp. that are included in its Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 2, 2009